Exhibit 99.1

Victor Karpiak Chief Executive Officer

June 11, 2010

Dear Shareholders, Customers and Friends:

The challenging economic times we have been dealing with since 2007 are continuing. Prolonging the crisis is the current focus on the debt of many sovereign nations and the distinct possibility of a jobless recovery. This “Great Recession” has affected most businesses, including banks, and First Savings Bank Northwest (“Bank”) is no exception.

I am writing to give you a mid-year update on how First Financial Northwest, Inc. and its wholly-owned subsidiary, First Savings Bank Northwest, are dealing with these unprecedented economic times and the continuing decline of the Pacific Northwest’s housing market. Since 1923, as a traditional thrift institution, we have successfully focused on the local housing industry lending to developers, builders and homeowners. While this approach has served us and our community well in the past, it has presented extraordinary challenges for our portfolio of residential real estate loans; particularly loans for real estate development and construction.

With the significant decline in home prices and home sales, many of our builders and developers that we have financed for decades have been unable to sell their homes or lots at anticipated prices causing the Bank to charge-off portions of these loans. In an attempt to improve our asset quality, we have been continuously reducing our exposure to the real estate construction sector. The charge-offs we have already recognized, along with the additions to loan loss reserves, will further assist us in this undertaking. Specific details on our nonperforming assets (“NPAs”) are contained in our public filings with the Securities and Exchange Commission (“SEC”) each quarter. Our primary goal over the next few quarters is to significantly reduce the level of our NPAs. We have diligently implemented an aggressive NPA reduction plan, and have allocated substantial resources to reach this goal.

We recently announced the addition of Herman “Rob” Robinson as our new Chief Lending Officer to our strong leadership team to address these challenges. Rob brings over 40 years of bank lending experience, including extensive experience in working through challenges similar to what we are facing today. We are already seeing positive results of improved credit administration and are pleased with the additional strength Rob brings to our management team. In addition, our Board of Directors consists of knowledgeable, experienced business and community leaders that have the specific expertise in the management of diverse economic cycles to guide our executive team through this difficult time. Collectively, we are committed to taking the appropriate steps towards reducing our levels of NPAs and returning to profitability.

    201 Wells Avenue S. Renton, WA 98057  |  PO Box 360 Renton, WA 98057  |  TEL 425.255.4400  |  TOLL FREE 866.372.1200  |  www.fsbnw.com

First Financial Northwest
June 11, 2010

Fortunately, we have the capital to support our efforts. Our tangible capital ratio of 17.7% to tangible assets at First Financial Northwest as of March 31, 2010 is among the highest of all banking companies in the Pacific Northwest.

Notwithstanding these issues, shareholders may also be concerned about the recent volatility in the stock market, including the share price of First Financial Northwest. Rather than speculate on the daily swings in the stock market, we remain focused on returning the bank to profitability and enhancing our book value  (which was $11.17 per common share at March 31, 2010). We will continue to concentrate on taking care of our customers, reducing non-performing assets and operating a sound bank.

We also want you to know that the Bank is not facing some of the additional issues that other financial institutions have encountered. For example, we did not originate sub-prime mortgage loans, nor did we invest in the risky investments that affected many balance sheets, such as collateralized debt obligations, interest rate hedges, derivatives, or trust preferred securities. Moreover, we did not accept any TARP funds from the government.

As a publicly traded company, we make available to the public a tremendous amount of detailed information. We strongly recommend that you review our earnings releases and SEC filings each quarter. These, and other information, can be found in the Investor Relations section of our website at www.fsbnw.com ..

Like all previous recessions, the economy will recover. We are seeing some positive signs, but it will take time to work through the current challenging environment. We will continue to take the necessary actions to weather this economic storm. Rest assured, First Savings Bank Northwest is still the same bank with the same values that has served its customers and communities for close to a century.

Thank you very much for your continued support of First Financial Northwest, Inc. and First Savings Bank Northwest. We take pride in our history of serving our customers as a safe and sound financial institution and we look forward to being your financial partner for many years to come.

Sincerely,

/s/Victor Karpiak

Victor Karpiak

Chairman, CEO and President